NEWS RELEASE

Innovative Card Technologies’ Visionary, Alan Finkelstein, to Present and Webcast at
Roth Capital's 2007 New York Conference Wednesday September 5, 5:00 PM EST

Los Angeles, CA - August 30, 2007 - Innovative Card Technologies, Inc. (NASDAQ: INVC), developers of the breakthrough ICT DisplayCard security device for e-banking, e-commerce and data access, today announced that it will present at the Roth Capital Partners' New York Conference on September 5th at 5:00 PM EST. The conference is being held at The Westin New York at Times Square, and features emerging companies in technology, healthcare, financial services and consumer products.

Alan Finkelstein, InCard’s president, founder, and director, will present an overview of the company's revolutionary ICT DisplayCard product, which delivers a token’s one-time-password, dual-factor authentication in a convenient card form that slips into a wallet. Mr Finkelstein will describe the strategic relationships the company has developed to distribute the product, and will discuss InCard’s place in the booming authentication market.

Interested parties can register for this invitation-only conference by contacting their Roth Capital Partners representative at 800-678-9147. For those unable to attend, the presentation will be webcast at: http://www.wsw.com/webcast/roth13/.

About the Roth Capital Partners New York Conference
The New York Conference will feature a unique combination of companies that are representative of Roth's existing research universe and its continued focus on undiscovered companies. This year's conference will feature presentations from more than 200 small and micro caps in the Technology, Healthcare, Financial Services and Consumer Products sectors. For more information about Roth Capital Partners and this conference visit www.rothcp.com.

About Innovative Card Technologies
Innovative Card Technologies (NASDAQ: INVC) was founded in 1993 to add functionalities to payment cards. InCard’s suite of ICT DisplayCards enable dual-factor authentication in a convenient card form. The cards can be configured to offer RFID physical access or payment capabilities, and feature a screen powered by an integrated battery, circuit, and switch. This screen displays a one-time password to verify the presence of the card during online and voice transactions or data systems login. www.incardtech.com.

Investor Relations
Jose Castaneda
720-733-0052, ir@incardtech.com

This press release contains forward-looking statements which are commonly identified by words such as "would," "may," "will," "expects," and other terms with similar meaning. Forward-looking statements are based on current beliefs, assumptions and expectations and speak only as of the date of this release and involve risks and uncertainties that could cause actual results to differ materially from current expectations. The material factors and assumptions that could cause actual results to differ materially from current expectations include, without limitation, the following: ICT DisplayCard adoption, ICT DisplayCard further testing and certifications, dependence on a limited number of suppliers and their capacity, and full scale production of the ICT DisplayCard. Innovative Card Technologies, Inc. refers interested persons to its most recent Annual Report on Form 10-KSB and its other SEC filings for a description of additional uncertainties and factors that may affect forward-looking statements. Forward-looking statements are based on information presently available to senior management, and Innovative Card Technologies has not assumed any duty to update any forward-looking statements.

INNOVATIVE CARD TECHNOLOGIES
10880 WILSHIRE BLVD SUITE 950 • LOS ANGELES, CA • 90024
PHONE: 310.312.0700• FAX: 310.312.5367 • INFO@INCARDTECH.COM